Exhibit 99.1

CORPORATE PARTICIPANTS

Portia Switzer

International Rectifier - VP of IR

Peter Knepper

International Rectifier - CFO

Oleg Khaykin

International Rectifier - President and CEO

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the International Rectifier fiscal fourth-quarter conference call. During the presentation, all participants will be in a listen-only mode. Afterwards we will conduct a question-and-answer session. (Operator Instructions) As a reminder, this conference is being recorded Tuesday, September 16, 2008.

I would like now to turn the conference over to Ms. Portia Switzer, Vice President of Investor Relations. Please go ahead, ma’am.

Portia Switzer  - International Rectifier - VP of IR

Thank you, operator. Good morning, everyone, and welcome to IR’s fiscal fourth-quarter 2008 10-K and business strategy conference call. We filed all of our outstanding SEC documents yesterday, Monday, September 15, 2008. If you have not already read through the documents, they can be found on our website at irf.com. This call is being recorded cast over the Internet and can be accessed through our web address. A conference call replay will also be available through September 23, 2008.

With me today are Oleg Khaykin, Chief Executive Officer; Richard Dahl, Chairman of the Board; and Peter Kneper, acting Chief Financial Officer. After our prepared comments, we will open the line for questions.

Our discussion today will include some forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. We caution that such statements are subject to a number of uncertainties and actual results may differ materially. Risk factors that could affect the Company’s actual results are included in the Company’s filings with the SEC including the most recent reports on Form 10-K and 10-Q.

I would also like to mention that we intend to discuss our strategic roadmap and will be meeting with our shareholders and analysts next week. Now I would like to turn the call over to Peter Kneper. Peter?

Peter Knepper  - International Rectifier - CFO

 Thank you, Portia. Yesterday we filed our 2008 annual report. I am going to take some time here to highlight some of the details from our fourth quarter and full fiscal year ‘08 and compare it to fiscal ‘07. In addition, I will give some comparative data on how IR is performing sequentially on the third to fourth quarter basis.

On a GAAP basis for fiscal year 2008, International Rectifier reported a net loss of $62.6 million or $0.86 per share on revenue of $984.5 million. For the fiscal year 2007, IR reported net income from continuing operations of $73.5 million or $1.01 per share on revenue of $1.2 billion. Decline in revenue from 2007 to 2008 is primarily attributable to the divestiture of the PCS business, which was further exacerbated by a decline in end-user demand for consumer durables and continuing downward pressure in the housing sector. Additionally, excess inventory in the distribution channel had a dampening effect on new revenue generation.

Sep. 16. 2008 / 9:00AM ET, IRF - International Rectifier Annual Report 2007/2008 Conference Call

During fiscal ‘08, we incurred charges totaling $163 million, which include $96 million for investigation-related expenses, $33 million in impairment of goodwill, $22 million in unique inventory charges for product we believe to be obsolete or no longer supported, and $12 million for investment impairments. In fiscal ‘07, we incurred charges totaling $40 million including $9 million for the investigation-related expenses and $31 million in unique inventory charges.

For the fiscal quarter of ‘08 — for the fiscal fourth quarter of ‘08 on a GAAP basis, IR reported a net loss of $51.8 million or $0.71 a share on revenue of $203.7 million. Income from continuing operations before income taxes was a loss of $75.1 million. We incurred about $73 million of expenses of the previously mentioned $163 million of investigation impairment and inventory costs during the fourth fiscal quarter of ‘08 putting our pretax results at or about breakeven before these costs.

Sequentially gross margin expanded over 640 basis points to 32.8% in the June quarter compared to the March quarter. The Company’s cash, cash equivalents, and investments excluding $19.4 million of restricted cash totaled $725.9 million as of June 30, 2008. During fiscal year ‘08, we generated $36.4 million in cash from operating activities compared with $185.4 million for fiscal ‘07 and capital expenditures for fiscal ‘08 totaled $41.8 million, down from $120.5 million for ‘07.

For the fiscal year 2008, we had a tax benefit rate of 41.4%. We expect our effective rate to be in the range of about 32% to 35% for 2009 based on our estimates of the geographic origin of worldwide taxable income.

Now Oleg will comment on recent developments and International Rectifier’s business conditions and outlook.

Oleg Khaykin  - International Rectifier - President and CEO

Think you, Peter, and thanks for everyone for joining us this morning. It has been a short time since our last call but a lot has happened. Before I start, I would like to briefly reiterate my motivation for joining IR in March of this year. I was impressed by the Company’s history, technology, products, and target markets in the customer base.

As an example of what makes IR so special, just last week we announced a breakthrough in the new technology platform gallium nitride that we expect to revolutionize the power management industry. IR has been developing this technology over the past five years and I was very impressed by the patent portfolio and claims that we have [made] to this new revolutionary technology. I will talk more about this new technology later in the call.

After the first six months on the job, my management team and I are greatly excited about IR’s potential going forward. And on my recent trip to Asia, I was delighted to see that our customers are equally energized about IR’s comeback. They continue to see ever-increasing demand for higher efficiency products and are excited about IR’s product and technology roadmap that we plan to offer.

Peter covered the financials for Q4 and I would like to now address the business specifics from our four operating business units. The first business unit I would like to talk about is our enterprise power business unit. In Q4, enterprise power generated $23.4 million in sales. That’s about 11% of our revenue, but in absolute dollar basis in Q4, revenue in our enterprise business was down from March quarter by about 7%. However, it was up 7% year-over-year.

The server space continues to be a bright spot for us. We continue to gain momentum in the server space. We expanded our market share in a next-generation server platform — that is Intel’s new platform named VRD 11.1. We expanded our market share in the top two server OEMs and continue to explore opportunities with other customers and in other vertical markets for our enterprise power business unit products.

Our content in the next-generation platform has increased significantly as our customers increased their focus on energy efficiency. The server market has undergone significant changes over the last 12 months. What used to be the key figure of merit was kind of price performance has now shifted to price efficiency due to the surging energy costs. Customers are increasingly choosing server based on operating expense versus the capital expense of purchasing the server and you can see why, because it costs about 3X more money to operate the server over its lifetime versus the purchase price. That trend benefits IR given the high efficiency of our power management silicon.

Our recent product introduction such as award-winning SupIRBuck family of integrated voltage regulators, point of load sockets, and our power monitor ICs coupled with our industry-leading XPhase and DirectFET products are increasing our content to over 50% — by over 50% in the new generation of designs. Additionally, we have leveraged some of our product portfolio into notebooks with leading OEM and expect it to start ramping in the first half of fiscal 2009.

As I mentioned earlier, our enterprise product originally obviously started out in servers, but we see great potential for that technology to expand into other applications. We have also during this quarter integrated our iPOWIR division with the enterprise power business unit as they both target the same customers and offer essentially similar type of technologies.

In summary, we expect enterprise power to grow nicely in fiscal 2009 as we launch additional products to continue our business momentum and mobile design wins into production.

The next business units I would like to talk about is our energy-saving products. Energy saving product business unit has delivered $51.8 million in revenue. That’s about 25% of our total. The revenue has decreased 7.5% for the March quarter but was up 20% year-over-year. We are implementing a major shift in this business unit strategy by increasing focus on industry leaders and we are starting to see the initial benefits of our strategy.

Our iMOTION integrated design platform continues to deliver a number of great design wins. In Asia, we picked up design wins for air conditioners at several top tier OEMs. In Europe and US, we secured several top-tier appliance manufacturers and we expect these design wins to translate into solid business growth and consumer durables — as consumer durable demand recovers.

We have scored initial design wins with also with tier one Japanese and Korean consumer electronics OEM for our new Class D. audio chipset and we are seeing strong design win momentum with our synchronous rectifier ICs as revenues in these areas are starting to ramp up. Overall the Class D rectifier — Class D amplifiers and synchronous rectifier ICs are much smaller today than iMOTION, but we see significant growth potential for IR in audio and power supply markets over the next two years.

We continue to maintain our position in plasma displays and are actively pursuing new opportunities to extend our proprietary IGBTs technology to other applications including alternative energy, automotive, and industrial drives.

At this point, I would also like to make a few comments on our automotive portfolio, which is currently part of the energy-saving products business unit. In automotive, we continue to make positive strides and I am particularly excited about future applications in this area with our tier one customers. We have launched a new product compliant with AEC-Q100 standards. That is the standard that you have to pass in order to be considered for automotive applications and with the products we are introducing featuring our high voltage IC technology. We are leveraging largely our products in the industrial and consumer applications and modified them to qualify for the automotive. Over the next couple of quarters, we intend to release hundreds of specific ICs designed and qualified for the automotive market which we are very excited about.

Despite the current challenges in the automotive markets, US in particular, we continue to see strong demand and design win traction in the automotive markets. Largely — it largely comes to because we’re not an incumbent in a lot of the existing products but rather we have made our focus on the energy-efficient vehicles from the start and that includes diesel vehicles and hybrids. As a result, we are seeing the benefits of our strategy in this what is typically a down market in automotive. IR already has a good footprint in automotive applications and we expect this to be one of our strongest growth vehicles going forward.

The next business channel I would like to address is our aerospace and defense business unit. Aerospace and defense business unit has delivered $35.3 million, about 17% of revenue in the fourth quarter. It has been flat year-over-year and down from the March quarter. The market in this business is driven by design wins that we have won two to three years ago and our revenue is driven primarily by the demand for various programs quarter-over-quarter as our customers accept orders from their customers.

We continue to win new business in our traditional markets and are now also expanding into new applications, namely heavy-duty industrial and medical applications. As a result, we have renamed our aerospace and defense business unit as a high HiRel, which means high reliability business unit serving commercial, aviation, space, military, heavy-duty industrial, and medical markets. We expect continued modest growth in that sector.

The last business unit I would like to talk about is the power management devices, which markets are discrete products in multiple markets. The PMD business was $74.1 million in Q4, roughly 36% of revenue. Our PMD business has taken the hardest hit in the fiscal Q4 largely from inventory and channel cleanup. The revenues were down 36% year-over-year and 23% quarter-over-quarter. The drop is also partly due to underinvestment, under promotion in the discrete product area by IR over the past several years. This is now starting to change.

Over the past five months, we have reallocated investment in R&D and marketing to the discrete products. The investment is not large by IC standards but PMD business has very interesting economics. It takes relatively little R&D and marketing support to support a product once it’s launched and we actually see a very high ROI on the discrete products going forward for this Company. I will talk more about our discrete strategy as we talk in the future.

We are working to rebuild our revenue stream in the discrete products. In a recent design win — we have a recent design win example in the ultraportable laptop with a MOSFET design with the specialty packages. We see great opportunities for this kind of products to proliferate into multiple markets and reestablish IR as the market leader in discrete devices. These products provide also provide synergistic opportunities with other proprietary products as we combine them to offer our customers a more integrated higher performing, more efficient solution.

This product group is a critical component of our Phase I turnaround stabilization plan as we seek to accelerate revenue from new products. The discrete devices have a very short time from design to revenue and we are focusing on that segment to start rebuilding our top line.

Lastly, I would like to talk about our intellectual property. Our intellectual property revenue was less than 1% this quarter. The revenue was down 90% year-over-year and 90% quarter-over-quarter with the expiration of MOSFET patents, which we have been discussing with you over the prior years. Going forward, we expect IP revenue to be less than 1% of our quarterly revenues.

In terms of the Q1 outlook, despite overall softness in the market and the economy, economic uncertainty worldwide, we expect our ongoing revenues to grow by about 7% to 9% sequentially in Q1. We also expect to be breakeven or better on the non-GAAP operating income basis.

At this point, I would like to speak a bit more about our strategic roadmap of how we — what we are doing today in terms — in order to rebuild the International Rectifier and reestablish our industry leadership. I would like to provide some highlights about the progress we have made in executing on a strategic roadmap during Q1 of 2009 so you can get a better understanding of our plan and what we are delivering.

In the first stage of our restructuring plan, we said we would fill out our organization and implement targeted cost reductions, consolidate and optimize our distribution channels, focus and accelerate near-term revenue opportunities, and begin to drive improvements in R&D productivity. In terms of organizational structure, we are now very comfortable with the leadership team we have put in place. We brought in some new blood, but we also were able to get some of the old blood to come back to IR.

Most notably, we have brought back Mike Briere, the former CTO of the Company, to work with us on an exclusive consulting basis. Mike is intimately involved with our gallium technology platform and actually just presented it yesterday at the industry conference. We have also identified several very good candidates for CFO and expect to name one shortly.

I would like to take an opportunity at this time to thank on behalf of the management team and the Board, Peter Kneper, our acting CFO, for his tremendous contribution in guiding us through this difficult process.

The next thing I would like to talk about is our inventory strategy. One of my big areas of focus has been the reduction of excess channel and in-house inventory. We did this by proactively taking back some of the obsolete and slow-moving inventory out of the channel and we have also led our channel partners to bleed off inventories by not restocking them. While this is key to enabling IR to understand our organic demand, it also had the effect of limiting our revenue potential and lowering our gross margin. As I mentioned earlier, the biggest impact of it was felt in our discrete business unit as we cleared out the inventories.

Our team has been working very hard and overall we are about 13 weeks of channel inventory and have about 16 weeks of internal finished goods inventory. We are still far from my ultimate goal of having 12 weeks inventory targets.

As I mentioned, we are in process of consolidating or reorganizing our channel partners and we currently estimate we are at about 50% of our goal. We expect to complete it by the end of this year.

The near-term progress for our Phase I restructuring, in the near-term, we are revitalizing and accelerating our opportunities for revenue growth. To date we have refocused and reentered high-volume, high-growth discrete markets. We formalized the strategic and organizational focus on discrete devices with our — by creating our PMD business unit and we have reallocated significant R&D and the marketing resources to our discrete products namely MOSFETs and IGBTs.

We also shifted focus to target high-volume consumer market segments to help regain operational efficiencies and economies of scale. These efforts have resulted in design wins that I spoke earlier about and last we have launched — at last we have launched initiatives to improve our R&D productivity to include standardizing on design tools methodologies, metrics, and delivering — to accelerating our new product development initiatives.

In near term Phase II that we discussed in our restructuring plan, as I mentioned in our last call, the second phase of our plan is complete. It represents complete rethinking of our manufacturing operations and supply chain. We are in process of implementing a very firm plan to build a world-class manufacturing operation led by our Chief Operating Officer, Mike Barrow, and myself. The first major driver behind our manufacturing restructuring is product and customer mix rationalization and demand forecasting. The second driver is improving our asset productivity through better utilization and higher equipment throughput.

Also in conjunction with taking steps to establish our organic demand, we have started to resize and restructure our manufacturing operations appropriately. As a result, we have already reduced our semi-fixed costs by about $7.5 million per quarter over the last couple of quarters.

The Phase III, I would like to now talk about progress in our Phase III of restructuring. The Phase III, if you remember was about revenue acceleration growth and opportunities with our strategic market and technology initiatives. IR has always had a unique culture of technology innovation with R&D attracting some of the best and brightest in power management industry and under my leadership, I expect it not to change.

We will remain focused on the forefront of the power management technology and continuously drive to remain in a leadership role. With the introduction of gallium nitride technology, we fully anticipate the potential impact of this new device technology platform on the power conversion market to be at least as large as the power HEXFET was 30 years ago. We expect gallium nitride-based technology and products to be infused into every business unit and product line within IR.

We believe IR is currently the only US company to offer such a broadly targeted commercially viable gallium nitride-based technology for power applications. This is a technology that we are very excited about and it represents one of the major drivers for our long-term revenue growth and profitability acceleration. We expect to be releasing the initial product into production with this technology by the end of calendar 2009.

Lastly, I would like to address briefly before we open for questions the developments with Vishay. As you all know, Vishay has come back with a revised offer for IR and according to our press release this morning, the Board of Directors has unanimously rejected this most recent proposal made by Vishay. We believe the proposal is opportunistic at a time when IR’s current stock price does not reflect our upside potential given our exciting new technologies, products, and strategic focus. We view this as an attempt to capture value that should rightfully belong to our shareholders. We look forward to communicating and discussing our strategic roadmap with our customers and shareholders over the next several weeks.

As closing remarks, I would like to sum up our strategic roadmap reflects comprehensive up-and-down changes that are taking place here at IR for the better. I am very confident in our ability to significantly expand gross margin, reduce operating costs, and raise our revenues over the course of our plan. I believe our strategy will create superior value to Vishay’s proposal. All IR employees and our management team are working together to create substantial value for our stakeholders.

That concludes my remarks and I would like to open it to your questions.

Portia Switzer  - International Rectifier - VP of IR

Operator, we will take questions now.

QUESTION AND ANSWER

Operator

(Operator Instructions) We seem to have no questions here by this time on the phone lines. (Operator Instructions) Ms. Switzer, we seem to have no questions here by the phone lines. I will turn the call back to you.

Portia Switzer  - International Rectifier - VP of IR

Thank you very much. If you have any questions, feel free to follow up with me directly. My number is 310-726-8254. Thank you for your call.

Operator

Thank you very much. Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask you please disconnect your lines. Have a great day, everyone.

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Additional Information

On September 15, 2008, International Rectifier filed a preliminary proxy statement in connection with its 2007 Annual Meeting of Stockholders. International Rectifier stockholders are strongly encouraged to read the preliminary proxy statement and the accompanying WHITE proxy card, and the definitive proxy statement when it becomes available, as they contain important information, including information relating to the participants in International Rectifier’s solicitation of proxies. Stockholders can obtain this proxy statement, the WHITE proxy card and any amendments or supplements to the proxy statement and other documents filed by International Rectifier with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement, the WHITE proxy card and any amendments and supplements to the proxy statement are also available for free at International Rectifier’s Internet website at www.irf.com or by writing to International Rectifier Corporation, 101 North Sepulveda Boulevard, El Segundo, California 90245. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, D.F. King & Co., Inc. at 1-888-605-1957.

International Rectifier will also file a Solicitation/Recommendation Statement on Schedule 14D-9 in the event Vishay Intertechnology, Inc. commences a tender offer for the outstanding shares of International Rectifier common stock. International Rectifier stockholders are strongly encouraged to read the Solicitation/Recommendation Statement when it becomes available, as it will contain important information. Stockholders will be able to obtain this Solicitation/Recommendation Statement, any amendments or supplements to the proxy statement and other documents filed by International Rectifier with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the Solicitation/Recommendation Statement and any amendments and supplements to the Solicitation/Recommendation Statement will also be available for free at International Rectifier’s Internet website at www.irf.com or by writing to International Rectifier Corporation, 101 North Sepulveda Boulevard, El Segundo, California 90245. In addition, copies of the Solicitation/Recommendation Statement may be requested by contacting our proxy solicitor, D.F. King & Co., Inc. at 1-888-605-1957.